EXHIBIT 99.1

THE DERBY CYCLE                                 NEWS RELEASE
CORPORATION


FOR IMMEDIATE RELEASE - JUNE 18, 2001
FOR:                       THE DERBY CYCLE CORPORATION
SUBJECT:                   AGREEMENT REGARDING SALE OF KONINKLIJKE GAZELLE B.V.

NOTTINGHAM, U.K. - The Derby Cycle Corporation (the "Company") announced today that its subsidiary, Derby Nederland B.V., had entered into a definitive sale and purchase agreement for the sale of all issued and outstanding shares of its subsidiary, Koninklijke Gazelle B.V. ("Gazelle"), to Gazelle Holding B.V., a company controlled by Gilde Investment Management B.V. located in The Netherlands. Pursuant to the agreement, the purchase price is EUR 142.5 million in cash, less EUR 11.9 million of debt and taxes outstanding of Gazelle as of June 1, 2001, and subject to certain adjustments based on Gazelle's balance sheet as of June 1, 2001. EUR 10.0 million of the purchase price will be placed in escrow, to be released to the Company upon the determination of certain contingencies.

The sale of Gazelle pursuant to the agreement is subject to approval by the Dutch competition authority (Nederlandse Mededingingsautoriteit or NMa). The Company anticipates that the necessary approval will be obtained and that the sale will be completed on or about 30 days from the date of the agreement; however, no assurances can be given that the sale will be consummated.

Upon completion of the sale, the Company intends that the sale proceeds will be used primarily to repay or collateralize all of the outstanding amounts under its senior secured revolving credit facility (the "Revolving Credit Facility"), to make past due interest payments on its $100 million principal amount of 10% senior notes (the "Dollar Senior Notes") and its DM110 million principal amount of 9 3/8% senior notes (the "DM Senior Notes" and collectively with the Dollar Senior Notes, the "Senior Notes"), to pay fees and taxes resulting from the sale and to partially repurchase the Senior Notes. The Company also intends to retain up to the equivalent of $2.5 million of the sale proceeds for working capital and general corporate purposes.

The proposed use of the sale proceeds by the Company is contingent upon the Company's entry into amendments to the indentures governing the Senior Notes. These amendments require the consent of holders of at least a majority in aggregate principal amount of the outstanding Dollar Senior Notes and DM Senior Notes. The Company has reached agreement on the form of such amendments with the committee representing a majority in aggregate principal amount of the outstanding Dollar Senior Notes and DM Senior Notes and expects to obtain the necessary consents.

The Derby Cycle Corporation is a leading designer, manufacturer and marketer of bicycles. Competing primarily in the medium- to premium-priced market, the Company owns many of the most recognized brand names in the bicycle industry, including leading global brands such as Raleigh, Diamond Back and Univega, and leading regional brands such as Kalkhoff, Musing, Winora and Staiger in Germany.

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STATEMENTS ABOUT THE COMPANY'S FUTURE PERFORMANCE ARE FORWARD LOOKING STATEMENTS
SUBJECT TO THE SAFE HARBOR CREATED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. MANAGEMENT CAUTIONS THAT THE COMPANY'S PERFORMANCE IS HIGHLY DEPENDENT UPON A VARIETY OF IMPORTANT FACTORS, INCLUDING, AMONG OTHER THINGS, CYCLES OF CUSTOMER ORDERS, SHIPMENTS OF COMPONENTS FROM FOREIGN SUPPLIERS, CHANGING CONSUMER TRENDS AND CURRENCY FLUCTUATIONS.

FOR FURTHER INFORMATION PLEASE CONTACT:

JOHN C. BURDETT                             SIMON J. GODDARD
Chief Financial Officer                     Vice President and
44 (115) 916-3506                           Corporate Controller
                                            44 (115) 916-3506